OLD NATIONAL BANCORP
NYSE: ONB
www.oldnational.com

April 7, 2008

OLD NATIONAL BANCORP ANNOUNCES ITEMS RELATED
TO FIRST-QUARTER 2008 EARNINGS

Contacts:
Financial Community: Lynell J. Walton - (812) 464-1366 Vice President - Investor Relations	Media: Kathy A. Schoettlin - (812) 465-7269 Vice President - Public Relations

Evansville, Indiana: Old National Bancorp (NYSE: ONB) announced today two items that will affect its first-quarter 2008 earnings when they are announced on April 28, 2008. The Company said that it expects to record a provision to its allowance for loan losses of approximately $21.9 million for the first quarter of 2008. This provision amount includes approximately $17.0 million related to loans administered by a former loan officer who is being investigated for misconduct. The second item that will impact the Company's first quarter results is the benefit from an approximate $6.6 million reversal of income tax expense.

Provision Expense

The $21.9 million in loan loss provision expense includes approximately $17.0 million that is associated with the loan portfolio of a single former loan officer of the Company in its Indianapolis market. Because the condition of several loans in the former officer's portfolio deteriorated in the first quarter, the Company conducted an investigation pertaining to certain activities of the former officer. The findings included falsified documentation, misconduct and other violations of the Company's lending policies by the former officer that contributed to downgrades of several credits. The Company's investigation did not uncover any loans to fictitious borrowers. Old National has notified the Federal Bureau of Investigation and is cooperating with their investigation into the activities of the former loan officer. Old National intends to vigorously pursue all legal remedies available, including criminal actions and submission of a claim to the Company's bond carrier for reimbursement in the event that one or more of the loans is not repaid.

Old National believes that only one employee of the Company, the loan officer, was involved in misconduct and that it does not represent systemic issues within the Company's commercial loan portfolio or a breakdown of internal controls over financial reporting. Based on the results of the investigation, Old National believes the additional $17.0 million in provision expense is adequate to cover losses that may be realized on these loans.

"This is a very frustrating situation," stated President and CEO Bob Jones. "It is an isolated incident and is not reflective of the high standards of our corporate values. Our leadership team and associates have worked diligently to improve our credit profile over the last several years. As a result, we attained a solid 2007 performance in a challenging environment and were one of a few banks who actually saw an improvement in nonperforming loans over the last three quarters. Obviously, the current situation alters that trend due to circumstances not related to the subprime and mortgage crisis that many banks face today, and we remain confident that the operating fundamentals of the Company remain strong."

Old National believes that it would be premature to forecast the impact of the first quarter loan loss provision in the 2008 earnings guidance previously provided because of the remediation avenues available to the Company. Old National intends to update its 2008 earnings guidance and anticipated provision for loan losses for the full-year 2008 when it releases its first-quarter 2008 earnings on April 28, 2008.

Income Tax Expense

The positive $6.6 million income tax reversal relates to a recent U.S. Tax Court decision and its impact on uncertain tax positions accounted for under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. The opinion issued by the Court confirmed that a subsidiary of a bank can deduct the interest expense of tax exempt obligations it has purchased. The time for the Internal Revenue Service to appeal the court ruling expired in the first quarter. Until recently, Old National reported the $6.6 million as a tax liability due to the uncertain tax position.

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $7.8 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company's website at www.oldnational.com.

Conference Call

Old National will hold a conference call at 12:00 p.m. Noon Central on Monday, April 7, 2008, to discuss these first quarter items. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company's Investor Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 3:00 p.m. Central on April 7 through April 21. To access the replay, dial 1-800-642-1687, conference code 42431711.

forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "anticipate," "believe," "expect," "intend," "could" and "should," and other words of similar meaning. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies, ability of Old National to execute its business plan and to remediate the credit issues identified in this release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, other matters discussed in this press release and other factors identified in the Company's Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.